Consent of KPMG Peat Marwick LLP


The Board of Directors
Rayovac Corporation:

We consent to incorporation by reference in the registration statement on Form S-3, of Rayovac Corporation of our reports dated November 9, 1998, except as to note 19 which is as of December 23, 1998, relating to the consolidated balance sheets of Rayovac Corporation and Subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows and related financial statement schedule for the years then ended, which reports appear or are incorporated by reference in the September 30, 1998, Annual Report on Form 10-K of Rayovac Corporation.



                                          /s/ KPMG Peat Marwick LLP
                                              KPMG Peat Marwick LLP


Milwaukee, Wisconsin
December 23, 1998